Exhibit 5.1
August 11, 2005
Dollar Financial Group, Inc.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
Dear Ladies and Gentlemen:
     We are counsel to Dollar Financial Group, Inc., a New York corporation (the “Company”) and the Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $30 million aggregate principal amount of 9.75% senior notes due 2011 (the “Exchange Notes”), in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding 9.75% senior notes due 2011 issued on June 23, 2005 (the “Old Notes”, and, collectively with the Exchange Notes, the “Notes”).
     The Old Notes contain guarantees (the “Old Guarantees”), and the Exchange Notes upon issuance will contain guarantees (the “New Guarantees”) by Dollar Financial Corp., a Delaware corporation, Any Kind Check Cashing Centers, Inc., an Arizona corporation, Cash Unlimited of Arizona, Inc., an Arizona corporation, Check Mart of Louisiana, Inc., a Louisiana corporation, Check Mart of New Mexico, Inc., a New Mexico corporation, Check Mart of Pennsylvania, Inc., a Pennsylvania corporation, Check Mart of Texas, Inc., a Texas corporation, Check Mart of Wisconsin, Inc., a Wisconsin corporation, DFG Canada, Inc., a Delaware corporation, DFG International, Inc., a Delaware corporation, DFG World, Inc., a Delaware corporation, Financial Exchange Company of Ohio, Inc., an Ohio corporation, Financial Exchange Company of Pennsylvania, Inc., a Pennsylvania corporation, Financial Exchange Company of Pittsburgh, Inc., a Delaware corporation, Financial Exchange Company of Virginia, Inc., a Delaware corporation, Loan Mart of Oklahoma, Inc., an Oklahoma corporation, Monetary Management Corporation of Pennsylvania, a Delaware corporation, Monetary Management of California, Inc., a Delaware corporation, Monetary Management of Maryland, Inc., a Maryland corporation, Monetary Management of New York, Inc., a New York corporation, Money Mart Express, Inc., a Utah corporation, MoneyMart, Inc., a Delaware corporation, Pacific Ring Enterprises, Inc., a California corporation, PD Recovery, Inc., a Pennsylvania corporation and We the People USA, Inc., a Delaware corporation, (collectively, the “Guarantors”).
     The Old Notes and the Old Guarantees are, and the Exchange Notes and the New Guarantees, upon issuance, will be, governed by the Indenture, dated November 13, 2003 (the “Initial Indenture”) by and between the Company, the Guarantors (as defined therein) and U.S.

Dollar Financial Group

August 10, 2005
Bank National Association, as Trustee (the “Trustee”), the Supplemental Indenture dated December 21, 2004 by and between the Company, DFG Canada, Inc. and the Trustee (the “First Supplemental Indenture”) and the Supplemental Indenture dated February 22, 2005 by and between the Company, We the People USA, Inc. and the Trustee (the “Second Supplemental Indenture” and together with the Initial Indenture and the First Supplemental Indenture, the “Indenture”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement, (ii) the charter documents and bylaws of the Company and the Guarantors as currently in effect, (iii) the Indenture, (iv) the form of the New Guarantees, (v) the form of the Exchange Notes, (vi) minutes and records of the corporate proceedings of the Company and each of the Guarantors with respect to the Exchange Notes and the New Guarantees and (vii) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.
     For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Guarantors, and the due authorization, execution and delivery of all documents by and enforceable against the parties thereto other than the Company and the Guarantors. As to any facts material to the opinions expressed herein, we have not independently established or verified such facts and we have relied upon statements and representations of officers and other representatives of the Company and the Guarantors and others and no inference as to our knowledge concerning such facts should be drawn by such reliance. We have also relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.
     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Dollar Financial Group

August 10, 2005
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly authorized by the Company and the New Guarantees have been duly authorized by the Guarantors, and when the Exchange Notes and New Guarantees are duly executed, attested, issued and delivered by duly authorized officers of the Company and the Guarantors, respectively, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes and Old Guarantees, the Exchange Notes issued by the Company and the New Guarantees issued by the Guarantors will be legally issued and the Exchange Notes and the New Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms.
     Our opinion set forth herein is limited to the Delaware General Corporation Law, the California Corporation Code, the laws of the Commonwealth of Pennsylvania and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined-on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined-on Law or as to the effect of any such non-opined-on law on the opinions herein stated. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, on the opinion dated August 10, 2005 of Cyril Means, Vice President — General Counsel of the Company.
     This opinion is given in respect of the Indenture, the Exchange Notes and the New Guarantees only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Dollar Financial Group

August 10, 2005
     This opinion letter is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP